                                           CERTIFICATE OF AMENDMENT
                                                      TO
                                             CERTIFICATE OF TRUST
                                                      OF
                                                  SCE TRUST I

               THIS Certificate of Amendment to Certificate of Trust of SCE Trust I (the "Trust"), dated as of
August 2, 2006,  is being duly executed and filed by the undersigned trustee to amend the Certificate of
Trust of the Trust.

1.      Name.  The name of the statutory trust is SCE Trust I.

2.      Amendment of Trust.  The Certificate of Trust of the Trust is hereby amended by changing the name and business address of the trustee with a principal place of business in Delaware to The Bank of New York
(Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

3.      Effective Date.  This Certificate of Amendment shall be effective upon filing.

               IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of
Amendment as of the date and year first above written.

                                                   The Bank of New York (Delaware), not in its individual
                                                   capacity but solely as trustee

                                                   By: /s/ Kristine K. Gullo
                                                   Name: Krinstine K. Gullo
                                                   Title:   Vice President